BLACKHAWK CAPITAL GROUP BDC, INC.

Code of Ethics

August 2006

Introduction

Blackhawk Capital Group BDC, Inc. (the “Company”) has adopted this Code of Ethics (the “Code”) in accordance with Rule 17j-1 under the Investment Company Act of 1940 and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to its shareholders. As fiduciaries, the Access Persons of the Company, as defined in this Code, have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our investors. This means that each must render disinterested advice, protect the Company’s assets (including nonpublic information about its investments) and act always in the best interest of our investors.

Access Persons of the Company, in conducting their personal securities transactions, owe a fiduciary duty to the shareholders of the Company. The fundamental standard to be followed in personal securities transactions is that Access Persons may not take inappropriate advantage of their positions. All personal securities transactions by Access Persons must be conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Person's interest and the interests of the Company, or any abuse of an Access Person's position of trust and responsibility. Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of the Company’s trading position or plans, and acceptance of personal favors that could influence trading judgments on behalf of the Company. While this Code is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations and, in this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.

Definitions

In order to understand how this Code applies to particular persons and transactions, familiarity with the key terms and concepts used in this Code is necessary. Those key terms and concepts are:

1.
"Access Person" means any director, officer or "advisory person" of the Company. A list of the Company's Access Persons who are officers and directors of the Company should accompany this Code and will be updated from time to time.

2.
"Advisory person" means (a) any employee of the Company or of any company in a control relationship to the Company, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a "Covered Security" by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of "Covered Securities".

3.
"Beneficial ownership" has the meaning set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended. The determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

4.	"Adviser" means the investment adviser of the Company.

5.	"Adviser Code" means the code of ethics adopted by the Adviser and approved by the Board of Directors of the Company.

6.	"Control" has the meaning set forth in Section 2(a)(9) of the Investment Company Act.

7.
"Covered Security" has the meaning set forth in Section 2(a)(36) of the Investment Company Act 1940, except that it shall not include: direct obligations of the Government of the United States; bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; and shares issued by registered open-end investment companies. A high-quality short- term debt instrument is one with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

8.	"Independent Director" means a director of the Company who is not an "interested person" of the Company within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

9.
"Investment Personnel" of the Company means (a) any employee of the Company (or of any company in a control relationship to the Company) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company and (b) any natural person who controls the Company and who obtains information concerning recommendations made to the Company regarding the purchase or sale of securities by the Company.

10.
“Initial Public Offering” or "IPO" means an offering of securities registered under the Securities Act of 1933, the issuer or which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

11.	"Limited Offering" means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), 4(6) or Rule 504, 505 or 506 under the Securities Act of 1933.

12.	"Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

13.
“Security Held or to be Acquired” by the Company means any Covered Security which, within the most recent 15 days is or has been held by the Company or is being or has been considered by the Company for purchase. Also included are any option to purchase or sell and any security convertible into or exchangeable into a Covered Security that is Held or to be Acquired.

14.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a pre-determined schedule and allocation, which also includes a dividend reinvestment plan.

Applicability to Directors, Officers and Employees of the Adviser

All directors, officers and employees of the Adviser's investment advisory companies shall be subject to the restrictions, limitations and reporting responsibilities set forth in the Adviser Code, respectively, as if fully set forth herein.

Persons subject to this section shall not be subject to the restrictions, limitations and reporting responsibilities set forth in prohibitions, exemptions, or reporting requirements discussed below.

Prohibitions Transactions & Exemptions

1.	Unlawful Actions

It is unlawful for any affiliated person of the Company in connection with the purchase or sale, directly or indirectly, by the person of Security Held or to be Acquired by the Company:

(a)	To employ any device, scheme or artifice to defraud the Company;

(b)
To make any untrue statement of a material fact to the Company or omit to state a material fact necessary in order to make statements made to the Company, in light of the circumstances under which they are made, not misleading;

(c)	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Company; and

(d)	To engage in any manipulative practice with respect to the Company.

2.	Prohibited Transactions

No Access Person may purchase or sell, directly or indirectly, any Covered Security in which that Access Person has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which to the actual knowledge of that Access Person at the time of such purchase or sale:

(a)	Is being considered for purchase or sale by the Company; or

(b)	Is being purchased or sold by the Company.

3.	Exemptions

The prohibited transactions described above do not apply to the following personal securities transactions:

(a)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(b)	Purchases or sales which are non-volitional on the part of either the Access Person or the Company;

(c)	Purchases which are part of an automatic dividend reinvestment plan (other than pursuant to a cash purchase plan option);

(d)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from that issuer, and sales of the rights so acquired;

(e)
Any purchase or sale, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion;

(f)	Any purchase or sale which the Chief Compliance Officer of the Company approves on the grounds that its potential harm to the Company is remote.

4.	Prohibited Recommendations

An Access Person may not recommend the purchase or sale of any Covered Security to or for the Company without having disclosed his or her interest, if any, in such security or the issuer thereof, including without limitation:

(a)	Any direct or indirect beneficial ownership of any Covered Security of such issuer, including any Covered Security received in a private securities transaction;

(b)	Any contemplated purchase or sale by such person of a Covered Security;

(c)	Any position with such issuer or its affiliates; or

(d)	Any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

5.	Investments in Initial Public Offerings or Limited Offerings

No Investment Personnel shall purchase any security (including, but not limited to, any Covered Security) issued in an IPO or a Limited Offering unless the Chief Compliance Officer of the Company approves the transaction in advance. The Chief Compliance Officer shall maintain a written record of any decisions to permit these transactions, along with the reasons supporting the decision.

Reporting

1.	Initial Holdings Reports

No later than 10 days after a person becomes an Access Person, he or she must report to the Company the following information:

(a)
The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person (current as of no more than 45 days prior);

(b)
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(c)	The date that the report is submitted by the Access Person.

2.	Quarterly Reporting

Every Access Person shall either report to the Company the information described in (a) and (b) below with respect to transactions in any Covered Security in which the Access Person has, or by reason of the transaction, acquires any direct or indirect beneficial ownership in the security or, in the alternative, make the representation in (c) below.

(a)	Every report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

(i)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through whom the transaction was effected;

(v)	The date that the report is submitted by the Access Person; and

(vi)
A description of any factors potentially relevant to an analysis of whether the Access Person may have a conflict of interest with respect to the transaction, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by the Company.

(b)
With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, no later than 30 days after the end of a calendar quarter, an Access Person shall provide a report to the Company containing the following information:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

(c)
If no transactions were conducted by an Access Person during a calendar quarter that are subject to the reporting requirements described above, such Access Person shall, not later than 30 days after the end of that calendar quarter, provide a written representation to that effect to the Company.

3.	Annual Reporting

Every Access Person shall report to the Company the information described below with respect to transactions in any Covered Security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the security.

Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

(a)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(b)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(c)	The date that the report is submitted by the Access Person.

4.	Reporting Violations of this Code

Any Access Person of the Company who becomes aware of a violation of this Code must promptly report such violation to the Company’s Chief Compliance Officer.

5.	Reporting Other Violations

Any Access Person, service provider, or any employee or officer of any service provider of the Company has the right, and the means, to confidentially and anonymously report concerns or complaints about accounting, internal accounting controls, or auditing matters to the Audit Committee, either directly or indirectly via the Chief Compliance Officer, by mail, e-mail, or telephone. The Company expects such persons to use good faith when reporting such concerns or complaints, regardless of if the person is relying on direct and indirect knowledge. Concerns and complaints can be reported confidentially or anonymously via:

Mail:	Audit Committee OR Chief Compliance Officer
Blackhawk Capital Group BDC, Inc.
14 Wall Street, 11th Floor
New York, NY 10005

E-mail:	info@concorde-us.com

Telephone:	(212) 566-8300 and ask for the Chief Compliance Officer

The Chief Compliance Officer of the Company, under the direction of the Audit Committee, is responsible for receiving, reporting, summarizing, investigating, and resolving any concerns or complaints about accounting, internal accounting controls, or auditing matters.

Exceptions to Reporting Requirements

1.	No Influence or Control

An Access Person is not required to make a report otherwise required with respect to any transaction effected for any account over which the Access Person does not have any direct or indirect influence or control.

2.	Independent Directors

An Independent Director of the Company who would be required to make a report solely by reason of being a director of the Company is not required to make an initial holdings report and an annual report, and is only required to make a quarterly report if the Independent Director, at the time of the transaction, knew or, in the ordinary course of fulfilling the Independent Director’s official duties as a director of the Company, should have known that (a) the Company has engaged in a transaction in the same security within the last 15 days or is engaging or going to engage in a transaction in the same security within the next 15 days, or (b) the Company or the Adviser has within the last 15 days considered a transaction in the same security or is considering a transaction in the same security or within the next 15 days is going to consider a transaction in the same security.

3.	Automatic Investment Plan

An Access Person is not required to make a report otherwise required with respect to any transaction effected pursuant to an Automatic Investment Plan.

(a)	Duplicate Reporting

(i)
An Access Person to the Adviser need not make a separate report to the Adviser to extent the information in the report would duplicate information required to be filed pursuant to the Investment Advisers Act.

(ii)
An Access Person to the Adviser need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Company or Adviser with respect to the Access Person for that particular quarter, assuming all information required by the quarterly transaction report is contained in the trade confirmations or accounts statements.

Annual Certification

All Access Persons are required to certify that they have read and understand this Code and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies.

The Company and the Adviser shall prepare an annual report to the Board of Directors of the Company to be presented at the first regular meeting of the board after March 31st of each year and which shall:

1.
Summarize existing procedures concerning personal investing, including pre-clearance policies and the monitoring of personal investment activity after pre-clearance has been granted, and any changes in the procedures during the past year;

2.
Describe any issues arising under the Code or procedures since the last report to the board including, but not limited to, information about any material violations of the Code or procedures and the sanctions imposed during the past year;

3.	Identify any recommended changes in existing restrictions or procedures based upon experience under this Code, evolving industry practice or developments in applicable laws and regulations;

4.	Contain such other information, observations and recommendations as deemed relevant by the Company or the Adviser; and

5.
Certify that the Company and the Adviser have adopted Codes with procedures reasonably necessary to prevent Access Persons from violating the provisions of Rule 17j-1 of the Investment Company Act of 1940 or this Code.

Appointment of a Review Officer

The Chief Compliance Officer or an alternatively designated person will serve as the Review Officer (the “Review Officer”), as appointed by the Board of Directors of the Company, to perform the duties described below.

1.
The Review Officer shall notify each person who becomes an Access Person and who is required to report under this Code and their reporting requirements no later than 10 days before the first quarter in which such person is required to begin reporting.

2.
The Review Officer or his/her designee will, on a quarterly basis, compare all reported personal securities transactions with the Company’s transactions and a list of securities that were being considered for purchase or sale by the Company during the period to determine whether a Code violation may have occurred. Before determining that a person has violated the Code, the Review Officer or his/her designee must give the person an opportunity to supply explanatory material.

3.
If the Review Officer or his/her designee finds that a material Code violation may have occurred, or believes that a material Code violation may have occurred, the Review Officer or his/her designee must submit a written report regarding the possible violation, together with the confidential report and any explanatory material provided by the person, to the Chief Compliance Officer. The Chief Compliance Officer is responsible for ensuring that any material violations of the Code are reported to the Board of Directors, as noted in the previous section.

4.	No person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

5.
The Review Officer will submit his or her own reports, as may be required, to an Alternate Review Officer who shall fulfill the duties of the Review Officer with respect to the Review Officer’s reports.

Sanctions

Upon discovering a violation of this Code, the Board of Directors of the Company may impose any sanctions it deems appropriate, including a letter of censure, the suspension or termination of any director, officer or employee of the Company, or the recommendation to the employer of the violator of the suspension or termination of the employment of the violator.

Recordkeeping

The Company will maintain certain records and reports as they relate to this Code. Specifically, the Company will maintain, in accessible place:

1.	A copy of each Code for the Company that was in effect at any time during the previous five years;

2.	A record of any violation of the Code, and of any action taken as a result of the violation, for at least five years after the end of the fiscal year in which the violation occurred;

3.	A copy of each report made by an Access person as required by this Code;

4.	A record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel investments in any IPO or Limited Offering;

5.
A record of all Access Persons and Review Officers, currently or within the past five years, who are or were required to make reports this Code, or who are or were responsible for reviewing these reports; and

6.
A copy of each report to the Board of Directors describing any material violations of the Code and the sanctions imposed and each certification to the board that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Confidentiality

No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Company) any information regarding securities transactions by the Company or consideration by the Company or the Adviser of any such securities transaction.

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the U.S. Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

Should you have any questions regarding this Code,
contact the Company’s Chief Compliance Officer.

BLACKHAWK CAPITAL GROUP BDC, INC.

Code of Ethics
for Senior Executives and Financial Officers
August 2006

Introduction

Blackhawk Capital Group BDC, Inc. (the “Company”) has adopted this Code of Ethics for Senior Executives and Financial Officers (the “Executive Code”) in accordance with Section 406 of the Sarbanes-Oxley Act of 2002. This Executive Code applies to the Company’s Principal Executive Officer and Principal Financial Officer (“Covered Officers”). All Covered Officers, along with other officers, employees, and representatives of the Company, are subject to separate and distinct obligations from this Executive Code under a Code of Ethics adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 (“40Act Code”) and other compliance policies of the Company.

This Executive Code is designed to promote:

(a)	Honest and ethical conduct, including the ethical handling of conflicts of interest;

(b)
Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”), or in other public communications made by the Company;

(c)	Compliance with applicable laws, governmental rules, and regulations;

(d)	Prompt internal reporting of violations of this Executive Code to an appropriate person or persons identified in the Executive Code; and

(e)	Accountability for adherence to this Executive Code.

Each Covered Officer should adhere to the a high standard of business ethics and should be sensitive to situations that may give rise to actual, as well as perceived, conflicts of interest.

Actual or Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of or his/her service to the Company. For example, a conflict of interest would arise if a Covered Officer or a member of his/her family receives improper personal benefits as a result of his/her position with the Company.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and are already subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (“Investment Company Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as “affiliated persons” of the Company. The Company’s compliance program and procedures are designed to prevent or identify and correct violations of these provisions. This Executive Code does not and is not intended to repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Executive Code.

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Although typically not presenting an opportunity for improper personal benefit, conflicts arise from or as a result of any contractual relationship between the Company and any adviser or service provider of which the Covered Officers are also officers or employees. As a result, this Executive Code recognizes that the Covered Officers could, in the normal course of their duties (whether formally for the Company and/or for any adviser or service provider), be involved in establishing policies and implementing decisions that could have different effects on the Company and the adviser or service provider. The participation of the Covered Officers in such activities is inherent in any contractual relationship between the Company and any adviser or service provider that it retains and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act (and the Investment Advisers Act of 1940, when applicable), such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Executive Code, even if such conflicts of interest are not subject to the provisions of the Investment Company Act. The following list provides examples of conflicts of interest under the Executive Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company or its shareholders.

Each Covered Officer must:

(a)
Not use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

(b)	Not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Company;

(c)
Not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

(d)	At all times place the interest of the Company’s shareholders first.

All activities of Covered Officers should be guided by and adhere to these fiduciary standards, regardless of whether the activity is specifically described in this Executive Code.

There are some conflict of interest situations that may be discussed with counsel if material. Examples of these include:

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(a)	Service as a director on the board of any public or private company;

(b)	The receipt of any non-nominal gifts;

(c)
The receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

(d)	Any ownership interest in, or any consulting or employment relationship with, any of the Company’s service provider or portfolio companies; and

(e)
A direct or indirect financial interest in commissions, transaction charges, spreads, or finder’s fees paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

Disclosure and Compliance

Each Covered Officer must:

(a)	Become familiar with the disclosure requirements generally applicable to the Company;

(b)
Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, governmental regulators, and self-regulatory organizations;

(c)
Consult with other officers and employees of the Company, and any applicable adviser or service provider, with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with or submit to the SEC and in other public communications made by the Company, to the extent appropriate within the Covered Officer’s area of responsibility; and

(d)	Promote compliance with the standards and restrictions imposed by applicable laws rules and regulations.

Reporting and Accountability

Each Covered Officer must:

(a)
Upon adoption of the Executive Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Chief Compliance Officer of the Company that he/she has received, read, and understands the Executive Code;

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(b)	Annually thereafter, affirm to the Chief Compliance Officer that he/she has complied with the requirements of the Executive Code;

(c)	Not retaliate against any other Covered Officer or any employee of the Company or its affiliated persons for reports of potential violations that are made in good faith; and

(d)	Notify the Company’s Chief Compliance Officer promptly if he/she knows of any violation of this Executive Code. Failure to do so is itself a violation of this Executive Code.

The Chief Compliance Officer is responsible for applying this Executive Code to specific situations in which questions are presented under it and has the authority to interpret this Executive Code in any particular situation. However, any approvals or waivers sought by the Covered Officer will be considered by the members of the Company’s Board of Directors who are not “interested persons,” as defined by Section 2(a)(19) of the Investment Company Act (“Independent Directors”).

The Company will follow these procedures in investigating and enforcing this Executive Code:

(a)	The Chief Compliance Officer will take all appropriate action to investigate any potential violations reported to him/her.

(b)	If, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action.

(c)	Any matter that the Chief Compliance Officer believes is a violation will be reported to the Independent Directors.

(d)
If the Independent Directors concur that a violation has occurred, the Board of Directors, upon recommendations for the Chief Compliance Officer or counsel, will consider appropriate action, which may include review of and appropriate modifications to applicable policies and procedures; notification to appropriate personnel of any adviser or other service provider; or a recommendation to dismiss the Covered Officer.

(e)	The Board of Directors will be responsible for granting waivers, as appropriate.

(f)	Any changes to or waivers of this Executive Code will, to the extent required, be disclosed as provided by SEC rules.

Other Policies and Procedures

This Executive Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Company, any adviser, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Executive Code, they are superseded by this Executive Code to the extent that they overlap or conflict with the provisions of this Executive Code. The Company’s 40 Act Code, and any adviser’s code of ethics, which may contain more detailed policies and procedures, are separate requirements applying to the Covered Officers and others and are not part of this Executive Code.

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Amendments

From time to time, the Chief Compliance Officer may amend this Executive Code as appropriate. Any amendments to this Executive Code must be approved or ratified by a majority vote of the Board of Directors, including a majority of Independent Directors.

Confidentiality

All reports and records prepared or maintained pursuant to this Executive Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Executive Code, such matters shall not be disclosed to anyone other than the Board of Directors and its counsel.

Internal Use

The Executive Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.

Should you have any questions regarding this
Executive Code, contact the Company’s Chief Compliance Officer.

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BLACKHAWK CAPITAL GROUP BDC, INC.

Code of Ethics
for Senior Executives and Financial Officers

INITIAL AFFIRMATION OF COMPLIANCE

As a Covered Officer as defined in the Code of Ethics for Senior Executives and Financial Officers of Blackhawk Capital Group BDC, Inc. (the “Executive Code”), I hereby certify that I have received and have read and fully understand the Executive Code, and I recognize that I am subject to the Executive Code. I further certify that I will comply with the requirements of the Executive Code.

Printed Name	Signature

Date:_____________________________

ANNUAL AFFIRMATION OF COMPLIANCE

As a Covered Officer as defined in the Code of Ethics for Senior Executives and Financial Officers of Blackhawk Capital Group BDC, Inc. (the “Executive Code”), I hereby certify that I have complied with the requirements of the Executive Code during the previous year.

Printed Name	Signature

Year Ending:_______________________	Date:_____________________________

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